EXHIBIT 99.1
FOR IMMEDIATE RELEASE
May 10, 2023

Darling Ingredients Announces Executive Management Team Changes

•Matt Jansen named Chief Operating Officer, North America
•Rick Elrod announces retirement, effective April 2024
•Brandon Lairmore to succeed Elrod

IRVING, Texas, – Darling Ingredients Inc. (NYSE: DAR), today announced changes to its executive management team.

Matt Jansen has been named as Chief Operating Officer, North America. Jansen joins Darling Ingredients from StepStone Group Inc., where he served as Senior Managing Director. Jansen brings more than 30 years of executive management experience in the global agri/food industry to Darling Ingredients. His prior roles include Chief Executive Officer of Saudi Arabia Agriculture and Livestock Investment Company and Chief Executive Officer of COFCO International, the overseas agriculture business platform for COFCO Corporation, China’s largest food and agriculture company. Jansen also served in a number of executive roles at ADM including Chief Risk Officer and Senior Vice President; President of ADM Global Oilseeds; President ADM Grain Group; and President ADM Brazil.

“Matt brings a breadth of experience to Darling Ingredients that will be extremely valuable in leading our U.S. and Canada rendering operations as well as our renewables and specialty businesses, ensuring we deliver on the company’s great potential,” said Randall C. Stuewe, Chairman and Chief Executive Officer.

Rick Elrod, Executive Vice President, U.S. Rendering Operations, has informed the company of his intention to retire in April 2024, after 30 years of service.

“On behalf of the Board of Directors, the management team and Darling’s 15,000 employees, I want to thank Rick for his three decades of contributions not only to Darling Ingredients, but the entire rendering industry,” Stuewe said. “Rick has guided this company through significant transformation and growth. He has been instrumental in developing our U.S. rendering operations to the diverse business it is today. We are grateful for his dedication and wish him the best in retirement.”

Brandon Lairmore, currently Senior Vice President, North Central Region, will succeed Elrod.
Lairmore joined Darling Ingredients in 2016 as the Regional Vice President for the North Central Region after nearly 20 years in the agriculture and meat processing industry, having held numerous operational leadership roles at Pilgrim’s and Tyson Foods. He was promoted to Senior Vice President for the North Central Region in 2018.

“Brandon’s extensive experience and leadership in the industry has been invaluable to our growth and success. I am confident his commitment and leadership will help drive continued success in our U.S. rendering operations,” Stuewe said. “Over the next year, Rick will continue to lead our U.S. rendering operations as we further integrate our recently acquired business, and transition leadership over to Brandon.”

Stuewe added, “These changes are an important part of our internal succession plan. I am proud to have such a talented and experienced team of leaders that will ensure the success and growth of our company in the years to come.”

About Darling Ingredients
Darling Ingredients Inc. (NYSE: DAR) is the largest publicly traded company turning edible by-products and food waste into sustainable products and a leading producer of renewable energy. Recognized as a sustainability leader, the company operates more than 260 facilities in over 15 countries and repurposes approximately 15% of the world's meat industry waste streams into value-added products, such as green energy, renewable diesel, collagen, fertilizer, animal proteins and meals, and pet food ingredients. To learn more, visit darlingii.com. Follow us on LinkedIn.

# # #

Darling Ingredients Contacts
Investors: Suann Guthrie
Senior VP, Investor Relations, Sustainability & Communications
(469) 214-8202; suann.guthrie@darlingii.com

Media: Jillian Fleming
Director, Global Communications
(972) 541-7115; jillian.fleming@darlingii.com